UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2018

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-8809	SCANA Corporation (a South Carolina corporation)	57-0784499
1-3375	South Carolina Electric & Gas Company (a South Carolina corporation)	57-0248695
100 SCANA Parkway, Cayce, South Carolina 29033
(803) 217-9000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 40.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This combined Form 8-K is separately provided by SCANA Corporation and South Carolina Electric & Gas Company. Information contained herein relating to any individual registrant is provided by such registrant on its own behalf. South Carolina Electric & Gas Company makes no representation as to information relating to SCANA Corporation or its subsidiaries (other than South Carolina Electric & Gas Company and its consolidated affiliates).

Item 1.02    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Engineering, Procurement and Construction Agreement dated May 23, 2008, as amended (the “EPC Contract”) was by and between South Carolina Electric & Gas Company (“SCE&G”), for itself and as agent for the South Carolina Public Service Authority (“Santee Cooper”) (collectively "Owner"), and a consortium consisting of Westinghouse Electric Company, LLC ("WEC") and Stone & Webster, Inc. (which later became WECTEC Global Project Services, Inc. ("WECTEC"), a wholly-owned subsidiary of WEC) (collectively, the "Contractor"). On May 30, 2008, SCANA Corporation, SCE&G's parent company (the “Company”), and SCE&G filed a Current Report on Form 8-K, Item 1.01, Entry into a Material Definitive Agreement to disclose the EPC Contract.

On August 1, 2018, the Modified Second Amended Joint Chapter 11 Plan of Reorganization, filed by WEC and WECTEC, in U.S. Bankruptcy Court for the Southern District of New York (the "Reorganization Plan") became effective. In connection with the effectiveness of the Reorganization Plan, the EPC Contract was deemed to be rejected. As a result, the Company and SCE&G are disclosing the termination of the EPC Contract in this Current Report. The rejection of the EPC Contract did not result in early termination penalties for SCE&G or the Company.

            Under the terms of the EPC Contract, the Contractor was to provide design, engineering, procurement and construction services for two 1,117-megawatt nuclear electric-generating units ("Unit 2" and "Unit 3") (collectively the "Project") to be constructed at the site of V. C. Summer Nuclear Station located in Jenkinsville, South Carolina. Among other things, the EPC Contract provided for guaranteed substantial completion dates of Unit 2 and Unit 3 of August 31, 2019 and 2020, respectively; set forth certain delay-related liquidated damages computation requirements, including those related to the eligibility of the Units to earn Internal Revenue Code Section 45J production tax credits; established caps for those aggregate liquidated damages; provided for payment to the Contractor of a completion bonus for each Unit placed in service by the deadline to qualify for production tax credits; provided for the development of a revised construction payment milestone schedule; and provided for the Owner to waive and cancel a certain guaranty with respect to the Project and for Toshiba Corporation, WEC’s parent company, to reaffirm its guaranty of WEC’s payment obligations.  In addition, the EPC Contract provided the Owner with an irrevocable option, which the Owner subsequently exercised, to fix the total amount to be paid to the Contractor for its entire scope of work on the Project (excluding a limited amount of work within the time and materials component of the contract price) after June 30, 2015 at $6.082 billion (SCE&G’s 55% portion being approximately $3.345 billion). This total amount to be paid was to be subject to adjustment for amounts paid since June 30, 2015. Upon the exercise of this option, the aggregate delay-related liquidated damages amount referred to above was capped at $338 million per Unit (SCE&G’s 55% portion being approximately $186 million per Unit), and the completion bonus amounts referred to above were to have been $150 million per Unit (SCE&G’s 55% portion being approximately $83 million per Unit).

Certain material relationships between SCE&G and other parties to the EPC Contract continue as follows. SCE&G and Santee Cooper jointly own, and SCE&G is the operator for, V. C. Summer Nuclear Station Unit 1. In addition, SCE&G, for itself and as agent for Santee Cooper, and WEC are parties to a fuel alliance agreement and contracts for fuel fabrication and related services. Under these contracts, SCE&G supplies enriched products to WEC and WEC supplies nuclear fuel assemblies for Unit 1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. The signature of each registrant shall be deemed to relate only to matters having reference to such registrant and any subsidiaries or consolidated affiliates thereof.

SCANA Corporation
South Carolina Electric & Gas Company
(Registrants)

Date: August 6, 2018	By:	/s/James E. Swan, IV
James E. Swan, IV
Vice President and Controller